Exhibit 99.1

SELECT INTERIOR CONCEPTS APPOINTS KARL ADRIAN PRESIDENT,

RESIDENTIAL DESIGN SERVICES

ATLANTA, GA – March 1, 2021, Select Interior Concepts, Inc. (“SIC” or the “Company”) (NASDAQ: SIC), a premier installer and nationwide distributor of interior building products, today announced that Karl Adrian will join the Company as President, Residential Design Services effective March 1, 2021.

L.W. (Bill) Varner, Jr., Chief Executive Officer of SIC, commented, “We’re delighted to welcome Karl Adrian, a seasoned executive with an impressive background in sales, marketing, and operations, to the SIC team. A global leader with proven success in strategic planning, supply chain development and operational excellence, he will be responsible for driving all aspects of RDS’s success.”

Nadeem Moiz, Chief Financial Officer and Chief Operating Officer of SIC, added, “Karl’s deep expertise and focus on high performance make him the ideal candidate to advance our drive to optimize SIC’s revenue growth and core earnings power. I look forward to working closely with him.”

Mr. Adrian spent the majority of his 30-year career in the building products industry, working in both the commercial and residential markets. Most recently, he served as CEO of Clio Holdings, a large fabricator of stone and other countertops with multiple manufacturing facilities and other locations. Between 2017 and 2019, he was COO for Senneca Holdings, Inc., which focused on the specialty door industry. Prior to that, he held various executive roles at Assa Abloy, Marshfield Door Systems and Overhead Door Corporations. He holds a B.S. in Wood Products, Forestry from the University of Missouri – Columbia.

ABOUT SELECT INTERIOR CONCEPTS

Select Interior Concepts is a premier installer and nationwide distributor of interior building products with leading market positions in highly attractive markets. Headquartered in Atlanta, Georgia, Select Interior Concepts is listed on the NASDAQ.  The Residential Design Services segment provides integrated design, sourcing and installation solutions to customers, in the selection of a broad array of interior products and finishes, including flooring, cabinets, countertops, window treatments, and related interior items. The Architectural Surfaces Group segment distributes natural and engineered stone through a national network of distribution centers and showrooms under proprietary brand names such as Modul and Pental. For more information, visit: www.selectinteriorconcepts.com.

CONTACTS:

Investor Relations:

Joshua Large

(470) 381-4226

ir@sicinc.com